SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-21922

                            ARROW TRANSPORTATION CO.
              (Exact name of registrant as specific in its charter)

                            10145 North Portland Road
                             Portland, Oregon 97203
                        Telephone Number: (503) 286-3661
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   [ X ]      Rule 12h-3(b)(1)(ii)  [   ]
              Rule 12g-4(a)(1)(ii)  [   ]
              Rule 12g-4(a)(2)(i)   [   ]      Rule 12h-3(b)(2)(i)   [   ]
              Rule 12g-4(a)(2)(ii)  [   ]      Rule 12h-3(b)(2)(ii)  [   ]
              Rule 12g-4(b)(1)(i)   [   ]      Rule 15d-6            [   ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934 ARROW TRANSPORTATION CO. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  April 27, 1998                              BY:/s/William F.Stanners. Jr.
     ---------------------                            --------------------------
                                                      William F. Stanners, Jr.
                                                      Senior Vice President